Exhibit 6.5

LIFE INSURANCE

ENDORSEMENT METHOD SPLIT DOLLAR PLAN

AGREEMENT

Insurer:	Union Central Life Insurance Company

Policy Number:	U200001372

Bank:	The Lyons National Bank

Insured:	Robert A. Schick, President

Relationship of Insured to Bank:	Executive

Trust:	Rabbi Trust for the Executive Salary Continuation Agreement, Director Fee Continuation Agreement, and The Endorsement Method Split Dollar Plan Agreement

The respective rights and duties of the Bank and the Insured in the above-referenced policy shall be pursuant to the terms set forth below:

I.	DEFINITIONS

Refer to the policy contract for the definition of any terms in this Agreement that are not defined herein. If a definition of a term in the policy is inconsistent with the definition of a term in this Agreement, then the definition of the term as set forth in this Agreement shall supersede and replace the definition of the terms as set forth in the policy.

II.	POLICY TITLE AND OWNERSHIP

Title and ownership shall reside in the Trustee for the Rabbi Trust for the Executive Salary Continuation Agreement, Director Fee Continuation Agreement, and the Endorsement Method Split Dollar Plan Agreement for its use and for the use of the Insured all in accordance with this Agreement. The Trustee at the direction of the Bank may, to the extent of its interest, exercise the right to borrow or withdraw on the policy cash values. Where the Trustee at the direction of the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the subject Split Dollar policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

III.	BENEFICIARY DESIGNATION RIGHTS

The Insured (or assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive the Insured’s share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Trustee at the direction of the Bank or the Trust may have in such proceeds, as provided in this Agreement.

IV.	PREMIUM PAYMENT METHOD

The Bank or the Trustee at the direction of the Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the policy in force.

V.	TAXABLE BENEFIT

Annually the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank or the Trustee at the direction of the Bank will report to the Insured the amount of imputed income each year on Form W-2 or its equivalent.

VI.	DIVISION OF DEATH PROCEEDS

Subject to Paragraphs VII and IX herein, the division of the death proceeds of the policy is as follows:

A.	Should the Insured be employed by the Bank at the time of death, the Insured’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to an amount equal to three times (3x’s) the Insured’s total compensation (including salary, bonus and deferred compensation) at the time of death, or Seven Hundred and Fifty Thousand Dollars ($750,000), whichever is greater.

B.	Should the Insured be retired from the Bank, involuntarily terminated (without cause) from the Bank, or terminated from the Bank due to disability, at the time of death, the Insured’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to an amount equal to three times (3x’s) the Insured’s total compensation (including salary, bonus and deferred compensation) at the time of said termination, or Seven Hundred and Fifty Thousand Dollars ($750,000), whichever is greater.

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C.	Should the Insured not be employed by the Bank for reasons other than retirement, involuntary termination, or disability, at the time of his or her death, no death benefits are payable.

D.	The Bank shall be entitled to the remainder of such proceeds.

E.	The Bank and the Insured (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

VII.	DIVISION OF THE CASH SURRENDER VALUE OF THE POLICY

The Bank or the Trust shall at all times be entitled to an amount equal to the policy’s cash value, as that term is defined in the policy contract, less any policy loans and unpaid interest or cash withdrawals previously incurred by the Bank or the Trustee at the direction of the Bank and any applicable surrender charges. Such cash value shall be determined as of the date of surrender or death as the case may be.

VIII.	RIGHTS OF PARTIES WHERE POLICY ENDOWMENT OR ANNUITY ELECTION EXISTS

In the event the policy involves an endowment or annuity element, the Bank’s or the Trust’ right and interest in any endowment proceeds or annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the policy’s cash value. Such endowment proceeds or annuity benefits shall be considered to be like death proceeds for the purposes of division under this Agreement.

IX.	TERMINATION OF AGREEMENT

This Agreement shall terminate upon the occurrence of any one of the following:

A.	Should the Executive be discharged for cause at any time, all benefits under this Agreement shall be forfeited. The term “for cause” shall mean gross negligence or gross neglect or willful violation of any law that results in any adverse effect on the Bank. If a dispute arises as to discharge “for cause”, such dispute shall be resolved by arbitration as set forth in this Agreement; or

B.	Voluntary termination of employment by the Executive.

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Upon such termination, the Insured (or assignee) shall have a fifteen (15) day option to receive from the Bank or the Trustee at the direction of the Bank an absolute assignment of the policy in consideration of a cash payment to the Bank or the Trustee at the direction of the Bank, whereupon this Agreement shall terminate. Such cash payment referred to hereinabove shall be the greater of:

A.	The Bank’s or the Trust’ share of the cash value of the policy on the date of such assignment, as defined in this Agreement: or

B.	The amount of the premiums, which have been paid by the Bank or the Trustee at the direction of the Bank prior to the date of such assignment.

If, within said fifteen (15) day period, the Insured fails to exercise said option, fails to procure the entire aforestated cash payment, or dies, then the option shall terminate and the Insured (or assignee) agrees that all of the Insured’s rights, interest and claims in the policy shall terminate as of the date of the termination of this Agreement.

The Insured expressly agrees that this Agreement shall constitute sufficient written notice to the Insured of the Insured’s option to receive an absolute assignment of the policy as set forth herein.

Except as provided above, this Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph VI above.

X.	INSURED’S OR ASSIGNEE’S ASSIGNMENT RIGHTS

The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject policy nor any rights, options, privileges or duties created under this Agreement.

XI.	AGREEMENT BINDING UPON THE PARTIES

This Agreement shall bind the Insured and the Bank or the Trustee at the direction of the Bank, their heirs, successors, personal representatives and assigns.

XII.	ERISA PROVISIONS

The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”):

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A.	Named Fiduciary and Plan Administrator.

The “Named Fiduciary and Plan Administrator” of this Endorsement Method Split Dollar Agreement shall be The Lyons National Bank until its resignation or removal by the Board of Directors. As Named Fiduciary and Plan Administrator, the Bank or the Trustee at the direction of the Bank shall be responsible for the management, control, and administration of this Split Dollar Plan as established herein. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

B.	Funding Policy.

The funding policy for this Split Dollar Plan shall be to maintain the subject policy in force by paying, when due, all premiums required.

C.	Basis of Payment of Benefits.

Direct payment by the Insurer is the basis of payment of benefits under this Agreement, with those benefits in turn being based on the payment of premiums as provided in this Agreement.

D.	Claim Procedures.

Claim forms or claim information as to the subject policy can be obtained by contacting Benmark, Inc. (800-544-6079). When the Named Fiduciary has a claim which may be covered under the provisions described in the insurance policy, they should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the named Fiduciary what further requirements are necessary. The Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check will be issued in accordance with the terms of this Agreement.

In the event that a claim is not eligible under the policy, the Insurer will notify the Named Fiduciary of the denial pursuant to the requirements under the terms of the policy. If the Named Fiduciary is dissatisfied with the denial of the claim and wishes to contest such claim denial, they should contact the office named above and they will assist in making an inquiry to the Insurer. All objections to the Insurer’s actions should be in writing and submitted to the office named above for transmittal to the Insurer.

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XIII.	GENDER

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

XIV.	INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the policy provisions shall fully discharge the Insurer from any and all liability.

XV.	CHANGE OF CONTROL

After a Change of Control as set forth herein, if the Executive subsequently suffers a Termination of Employment, voluntary or involuntary, except for cause, then the Executive’s beneficiary(ies) shall be entitled to receive the benefits in Paragraph VI (A) as if the Executive had been employed by the Bank at the time of death.

(A)	For purposes of this Agreement, a Change of Control shall mean:

1.	The acquisition by any one or more individuals, entities or groups (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (i) the then outstanding shares of common stock of the Holding Company (the then outstanding shares of common stock of the Holding Company (the “Outstanding Holding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Holding Company entitled to vote generally in the election of directors (the “Outstanding Holding Company Voting Securities”).

Irrespective of the foregoing, however, any transfer made as the result of the death of a shareholder whereby said shares pass to a beneficiary as designated under the shareholder’s duly probated Last Will and Testament, or as a result of intestacy should the deceased shareholder not have a duly probated Last Will and Testament, or by joint tenancy should the shares be owned by the deceased shareholder jointly with a spouse, or deceased shareholder’s issue, shall not be deemed to be a transfer for purposes of determining a change of control as set forth in this section. In addition, any transfer made by a shareholder which has been consented to by the Executive within thirty (30) days of said transfer, or which occurred more than three (3) years previously, shall be excluded from any computation of Change of Control under the provisions of this section. Any such transfer by death or approved transfer by Executive is hereinafter referred to as an “Exempt Transfer”; or

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2.	Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Holding Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms as used in Rule 14a-ll of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

3.	Approval by the shareholders of the Holding Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than 65% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Holding Company Common Stock and the Outstanding Holding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Holding Company Common Stock and Outstanding Holding Company Voting Securities, as the case may be (excepting the exempt transfers noted in (1) above, (ii) no Person (excluding the Holding Company, any employee benefit plan (or related trust) of the Holding Company, or such corporation resulting from such reorganization, merger or consolidation, and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 35% or more of the Outstanding Holding Company Common Stock or Outstanding Holding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 35% or more of, respectively, of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidations; or

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4.	Approval by the shareholders of the Holding Company of (i) a complete liquidation or dissolution of the Holding Company or (ii) the sale or other disposition of all or substantially all of the assets of the Holding Company, other than to a corporation, with respect to which following such sale or other disposition, (a) more than 65% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors in then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Holding Company Common Stock and the Outstanding Holding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Holding Company Common Stock and the Outstanding Holding Company Voting Securities, as the case may be, (b) no Person (excluding the Holding Company and any employee benefit plan (or related trust) of the Holding Company, or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 35% or more of the Outstanding Holding Company Common Stock or the Outstanding Holding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 35% or more of, respectively, of the then outstanding voting shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (c) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Holding Company; or

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5.	The issuance or transfer of sufficient shares of stock, or a merger, reorganization or consolidation, which results in (i) more than 50% of the then outstanding shares of common stock of the Company, or (ii) securities having more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, being owned by other than the Holding Company or persons who owned securities having more that 65% of the combined voting power of the outstanding voting securities of the Holding Company entitled to vote generally in the election of directors of the Holding Company prior to the transaction (but expressly excluding Exempt Transfers as set forth in subparagraph (1) herein.

XVI.	AMENDMENT OR REVOCATION

It is agreed by and between the parties hereto that, during the lifetime of the Insured, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Insured and the Bank.

XVII.	EFFECTIVE DATE

The Effective Date of this Agreement shall be September 12, 2001.

XVIII.	SEVERABILITY AND INTERPRETATION

If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be over broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

XIX.	APPLICABLE LAW

The validity and interpretation of this Agreement shall be governed by the laws of the State of New York.

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Executed at Lyons, New York this 26th day of September, 2001.

THE LYONS NATIONAL BANK
Lyons, New York

/s/ Jan Mastracy	By:	/s/ James Santelli	Director
Witness			Title

/s/ Jan Mastracy	/s/ Robert A. Schick
Witness	Robert A. Schick

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